                                                                      EXHIBIT 21


Subsidiaries

COMPANY                            STATE OF                  OTHER NAMES FOR
- - -------                          INCORPORATION             TRANSACTING BUSINESS
                                 -------------             --------------------
AMS Industries, Inc.              Delaware                    -----------
(formerly Cudahy Company)

Frank's Nursery &                 Michigan                    -----------
Crafts,  Inc.

General Host Holding              New York                    -----------
Corp.

Sunbelt Nursery Group, Inc.       Delaware                    -----------




The names of all other subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not have constituted, as of the fiscal year ended January 30, 1994, a "significant subsidiary," as that term is defined Rule 1.02(v) of Regulation S-X.